Exhibit 99.1: Peoples Financial Corporation Press Release Dated March 3, 2009
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION TO REPURCHASE 3%
OF OUTSTANDING COMMON STOCK
Latest repurchase program is third since 2007
BILOXI, MS (March 3, 2009)—The Board of Directors of Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, has authorized the repurchase of up to 3% or about 150,000 common shares of the Company, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.
Shares may be purchased on the open market or through private transactions, and the repurchased shares will be retired, said Swetman. As of December 31, 2008, the Company reported 5,279,268 shares outstanding.
The new repurchase program is the third approved by the Board since August, 2007 and the fourth since November, 2002. The last 2.5% stock repurchase program, announced in October, 2008, was completed in February, 2009.
“Our common stock has not been immune to the precipitous decline of the overall equity markets in the past year, but it has outperformed the major indices by wide margins,” said Swetman. “Our Directors have concluded that the shares are currently undervalued and represent an attractive investment,” he added.
Founded in 1896, with $896 million in assets as of December 31, 2008, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The bank also operates a mortgage loan department providing residential loans for primary, secondary and multi-family homes up to four units.
The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.